PETRIE STORES CORPORATION
          70 Enterprise Avenue
          Secaucus, NJ  07094
          (201) 866-3600

          FOR IMMEDIATE RELEASE

          PETRIE STORES AGREES TO SELL RETAIL OPERATIONS TO
          INVESTOR GROUP FOR $190 MILLION

               Secaucus, New Jersey, August 23, 1994 -- Petrie Stores Corporation (NYSE: PST) announced today that it has entered into a definitive agreement to sell its retail operations to an investor group led by E.M. Warburg, Pincus & Co., Inc. for $190 million in cash. The investor group includes the existing senior management of Petrie Stores and Verna Gibson, former President of The Limited Stores, a division of The Limited, Inc.

               Petrie Stores' obligations are conditioned on, among other things, the closing of its share exchange transaction with Toys "R" Us (NYSE: TOY). In April, Petrie Stores announced that it had entered into a definitive agreement with Toys "R" Us to exchange approximately 40 million Toys "R" Us common shares and cash for newly issued Toys "R" Us common shares. Under the terms of that agreement, the newly issued Toys "R" Us stock will equal the value of the stock and cash transferred to Toys "R" Us, less approximately $115 million. The transaction with Toys "R" Us is conditioned on the disposition of Petrie Stores' retail operations and on Petrie Stores receiving a ruling from the Internal Revenue Service that the transaction will be tax-free to Petrie Stores, Toys "R" Us and Petrie Stores' shareholders. Petrie Stores' obligations under both agreements are also conditioned on, among other things, reducing its contingent liabilities, primarily retail lease guarantees, to less than $200 million and the approval of holders of two-thirds of Petrie Stores' outstanding common shares.

               Milton Petrie, Chairman of the Board of Directors of Petrie Stores, who owns approximately 60% of the outstanding and 54% of the fully diluted Petrie Stores' common shares, has agreed to vote his shares in favor of both transactions.

               As part of the transaction, the acquiring company will assume a substantial portion of Petrie Stores' liabilities and Petrie Stores will retain certain contingent liabilities. Promptly after the closing of the Toys "R" Us transaction and the sale of the retail operations, Petrie Stores will liquidate and distribute to its shareholders all of the shares of Toys "R" Us stock received in the exchange, except an amount to be held in a liquidating trust covering such contingent liabilities at closing.

               The closing of both transactions is anticipated to occur later this year. The acquiring company's obligations are conditioned on, among other things, the receipt of financing and the receipt of sufficient consents from landlords. The sale transaction may be terminated if it is not consummated by January 31, 1995.

               This is neither an offer to sell, nor a solicitation of offers to purchase, any securities. The Toys "R" Us stock will be distributed only pursuant to an effective registration statement. A proxy statement describing the transactions in greater detail will be distributed to Petrie Stores' shareholders.

               Petrie is one of the largest women's specialty retailing chains in the country -- with more than 1700 stores in all 50 states, Puerto Rico and the U.S. Virgin Islands, and the District of Columbia. The trade names of its stores include Marianne, G&G, Rave, Jean Nicole, Winkelman's, Stuarts, and M.J. Carroll.

                                     ###

          Contact:  Mary Ann Dunnell
                    212/484-6721